Calculation of Filing Fee Tables
S-8
Nova Minerals Corp
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value of $0.001 per share	Other	4,000,000	$ 4.62	$ 18,480,000.00	0.0001381	$ 2,552.09
2	Equity	Common Stock, par value of $0.001 per share	Other	1,281,244	$ 3.81	$ 4,881,539.64	0.0001381	$ 674.14
3	Equity	Common Stock, par value of $0.001 per share	Other	199,995	$ 4.62	$ 923,976.90	0.0001381	$ 127.60
Total Offering Amounts:						$ 24,285,516.54		$ 3,353.83
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 3,353.83
Offering Note
[1]	(a) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares being registered hereunder include such indeterminate number of shares as may become issuable upon any future stock splits, stock dividends or similar transaction with respect to the shares being registered hereunder. (b) Amount registered represents shares reserved for issuance for future awards under the Nova Minerals Corp Equity Incentive Plan. (c) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high ($4.75) and low ($4.48) prices of the registrant's common stock reported on NYSE American LLC on July 28, 2026.

[2]	(a) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may become issuable upon any future stock splits, stock dividends or similar transaction with respect to the shares being registered hereunder. (b) Represents shares underlying certain outstanding options previously granted pursuant to non-plan option agreements. (c) Proposed maximum offering price per share estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based on the weighted average exercise prices of the outstanding options.

[3]	(a) Pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may become issuable upon any future stock splits, stock dividends or similar transaction with respect to the shares being registered hereunder. (b) Amount registered represents shares underlying certain outstanding performance rights previously granted pursuant to non-plan performance rights agreements. (c) Proposed maximum offering price per share estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high ($4.75) and low ($4.48) prices of the registrant's common stock reported on NYSE American LLC on July 28, 2026.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources